Exhibit 99.1

Emergent Capital Announces Appointments of Patrick J. Curry as Permanent CEO

and Roy J. Patterson as Director

BOCA RATON, Fla., October 31, 2017- Emergent Capital, Inc. (OTCQB: EMGC) (“Emergent” or the “Company”) announced that, effective October 23, 2017, Antony Mitchell resigned as Emergent’s CEO and as a Member of the Board of Directors to pursue other opportunities. Emergent very much appreciates the work Mr. Mitchell has done for, and the many contributions he has made to, the Company and wishes him continued success.  Effective October 25, 2017, Patrick Curry, the Interim CEO, has been named Chief Executive Officer and will perform these duties in addition to remaining Chairman of the Board of Directors of Emergent.  In addition, Roy Patterson, of Omaha, Nebraska, has been appointed to the Emergent Board of Directors effective October 25, 2017.  The addition of Mr. Patterson brings a wealth of experience in private equity and capital structure experience and an impressive resume of accomplishments both in education and various aspects of business.

Mr. Patterson has been President of Patterson Family Group, a private company providing investment, management, philanthropy and estate services for a single family, since 2011. Mr. Patterson’s responsibilities include investment decisions and asset allocation in public and private assets. Prior to joining the Patterson Family Group, Mr. Patterson served as an Analyst from 2009 to 2011 for a lower middle market private equity firm as a member of the deal team evaluating a wide spectrum of industries and business models, executing transactions, and overseeing portfolio companies.  From 2007 to 2009, Mr. Patterson served as an Associate and Vice President for a boutique investment bank where he was a member of a deal team and actively participated in all aspects of sourcing and executing transactions.

Pat Curry said, “We are honored to have Mr. Patterson join our Board and look forward to utilizing his vast experience and business connections to help us grow and protect the value of the Emergent shares for many years to come.  Roy’s work in investing, private equity, and corporate management, coupled with his sincere dedication of time and resources to a wide variety of charitable foundations will be a wonderful complement to an already impressive group of board members.”

About Emergent Capital, Inc.

Emergent Capital, Inc. (OTCQB: EMGC) is a specialty finance company that invests in life settlements.  More information about Emergent can be found at www.emergentcapital.com.